UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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MOBILIZED ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7999 (Primary Standard Industrial Classification Code Number)	61-1499873 (I.R.S. Employer Identification Number)
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50 West Liberty Street, Suite 880 Reno, NV 89501 (866) 815-2677 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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Copies to: James Vandeberg 601 Union Street, Suite 4500 Seattle, WA 98101 (206) 838-9735

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: Xz

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer		Accelerated filer	
Non-accelerated filer		Smaller reporting company	X
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	85,577,466	(1)(2) $0.02	$3,423,098.64	$191.01

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2)
The price will be fixed at $0.02 per share until the securities are quoted on the OTC Bulletin Board or other market or exchange, and thereafter, at prevailing market prices or privately-negotiated prices.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

85,577,466 shares of Common Stock

MOBILIZED ENTERTAINMENT, INC.

This Prospectus relates to the offer and sale of up to 85,577,466 shares of common stock ( the "Shares") of Mobilized Entertainment, Inc., a Nevada corporation, (the "Company" or "MENI"), by certain of our stockholders named under the heading of "Selling Shareholders" appearing at page 9 (the "Selling Shareholders").  We will pay all expenses in connection with this offering and the Selling Shareholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their shares.

We will receive no proceeds from the sale or other disposition of the Shares, or interests therein, by the Selling Shareholders.

Our common stock is not presently traded on any market or securities exchange. The Selling Shareholders are required to sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

The Securities Offered Hereby Involve a High Degree of Risk.  For a discussion of certain considerations associated with the purchase of the Shares offered hereby, see "Risk Factors" beginning on Page 6 of this Prospectus.

The Selling Shareholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transaction in the Shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

September 20 , 2010

PROSPECTUS SUMMARY

The following Prospectus Summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in other parts of this Prospectus. Please pay special attention to the "Risk Factors" before making any decision on the suitability of this investment.

The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus.

The Company

The Company is a development stage company and has generated nominal revenues to date.

The Company’s accountants have issued a going concern opinion.  The factors contributing to this concern include the Company’s recurring losses from operations, stockholders accumulated deficit, and inability to generate sufficient cash flow to meet its obligations and sustain its operations.  There can be no assurance that the Company will be successful in its efforts to continue its operations.

We were organized under the laws of the State of Colorado on July 25, 2000.  On December 7, 2005, we effected a merger with Sports-stuff.com, Inc., a Nevada corporation, for purposes of a change of domicile.

The Company is a developer of mobile web based sports and entertainment products and services.  The Company’s main product is Eagle1.in, a hole-in-one prize product for amateur golfers that allows them to participate in Hole-In-One contests on an individual hole basis (as opposed to tournament basis) through their desktop and mobile phone web browser, as well as through golf courses and practice ranges covered by our program.

Eagle1.in is an innovative hole-in-one prize product custom designed for golf courses and practice ranges.  Most hole-in-one prize products are provided on a tournament or special event basis.  Our intent is to provide a hole-in-one golf prize product that will enable golfers to participate in hole-in-one contests on an individual hole basis, on any golf hole of their choosing, on any course covered by our program.

A typical hole-in-one contest operates on a tournament or special event basis whereby tournament or event organizers arrange for hole-in-one insurance coverage for a set number of golfers (usually 144 for a tournament) on a set day on a predetermined hole.  Most par 3 golf holes on almost any course can be covered by hole-in-one prize insurance.  The potential revenue to be earned by offering hole-in-one prize contests is significantly limited by only offering it for tournaments and special events.  Offering hole-in-one prizing on any par 3 hole on any course or similar yardage practice range hole vastly increases the potential revenue streams and opens a whole new market for hole-in-one prize contests..

Another aspect, to be utilized by MENI, is the ability for golfers to select the hole on which they want to participate in the hole-in-one contest through their mobile phone.  Through the website at Eagle1.in, golfers can login to setup a personal profile.  They can then purchase credits which will be applied towards the hole that they want to play for the contest.  All of the par 3 holes and corresponding courses will be listed in our database which can be quickly and easily searched by the golfer through their mobile web browser.

Eagle1.in's home page is located at http://eagle1.in.

The Company has not yet completed the development of the Eagle1.in product.  A key component of Eagle1.in is the insurance coverage which provides for the prizing in the event of a hole-in-one.  This coverage has not yet been finalized and until this has been secured, the Company will not be able to commence marketing or generate material revenues.  The company has been focusing on insurance coverage options through alternative risk transfer markets (captives).  Specifically, the Company has been working closely with captive insurance managers in Seattle, WA and the Cayman Islands to arrange the necessary insurance coverage.

 One of the challenges faced by the Company with regards to the alternative risk transfer market option  is the necessary fronting arrangements which may be required for different States and Provinces.  Fronting is an insurance term that describes a form of reinsurance frequently employed in the captive insurance marketplace.  In the form proposed to be used by the Company, a commercial insurance company (“fronting company”), licensed in the state or province which the insurance coverage for the Eagle1.in program will be located, issues the policy.  That risk is then fully transferred from the fronting company to the captive insurer setup by the Company through a reinsurance agreement, known as a fronting agreement.  The Company has completed the core risk modeling component of the coverage which includes generating anticipated loss reports which is necessary for this innovative coverage to be placed.  However, there is no guarantee that the Company will be successful obtaining a fronting arrangement.  If the alternative risk transfer option proves not to be viable, then the Company will need to obtain insurance coverage from an existing provider, and there is no guarantee that the Company will be successful in this regard either, as outlined in Risk Factors.

Until insurance coverage is in place and the product is developed the Company will not be able to commence marketing or generate material revenues.

Once the insurance coverage is in place, the Company will then begin to market the Eagle1.in product to potential customers.  This will require the Company to hire sales staff to and setup a distribution network.  Because the Company may not be physically located in the initial locations where the product will be launched, it may be difficult to find local salespeople and product representatives.

Fortunately the Company does have an abundance of insurance expertise both within management and through outside advisors to complete the insurance component, however, there is still  no guarantee that we will be successful.

Most of the technical work with regards to the Eagle1.in website has been completed.  This includes the backend database where player and course information data is stored and the payment system which will allow for players to purchase credits which they can then apply to enter hole-in-one contests covered by our program.

Promotional and marketing materials (other than the website) for the product also remain to be completed.

It is estimated that $50K to $150K will be required to complete development and begin marketing the product.  Obtaining this funding may be difficult and there is no guarantee the Company will be successful.  If the Company is unable to obtain this funding, it may not be possible to complete development of the product and begin marketing.

Our principal offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501.  Our telephone number is (866) 815-2677.  Our website is http://www.mobilizedentertainment.com.  Our email address is info@mobilizedentertainment.com.

The Offering

Up to 85,577,466 shares of common stock received by MENI securities holders are being offered and sold by the Selling Shareholders. We will not receive any of the proceeds from the sale of the Shares.

Risk Factors

Investing in the Shares involves certain risks.  You should review these "Risk Factors" beginning on Page 9.

SELECTED FINANCIAL DATA

Mobilized Entertainment Inc.
(formerly Sports-Stuff.com Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)

	December 31, 2009 $	December 31, 2008 $
	(unaudited)
ASSETS

Current Assets

Cash	130	156
Prepaid expenses	–	159

Total Assets	130	315

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	112,856	75,179
Accrued liabilities	29,485	19,945
Due to related parties	592,521	539,512
Convertible note payable	159,000	159,000

Total Liabilities	893,862	793,636

Contingencies and Commitments

Stockholders’ Deficit

Common Stock: 150,000,000 shares authorized, $0.001 par value 91,827,466 shares issued and outstanding	91,827	91,827

Additional Paid-in Capital	174,980	174,980

Donated capital	17,750	11,750

Accumulated Other Comprehensive Income	(1,209)	2,919

Deficit Accumulated During the Development Stage	(1,177,080)	(1,074,797)

Total Stockholders’ Deficit	(893,732)	(793,321)

Total Liabilities and Stockholders’ Deficit	130	315

SELECTED FINANCIAL DATA

Mobilized Entertainment Inc.
(formerly Sports-Stuff.com Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)
(unaudited)

	Period from	For the	For the
	July 25, 2000	Three Months	Three Months
	(Date of Inception)	Ended	Ended
	to June 30,	June 30,	June 30,
	2010	2010	2009
	$	$	$

Revenue	18,783	–	343

Expenses

General and administrative	141,473	4,468	862
Management fees	240,205	750	750
Professional fees	194,635	11,514	10,329
Consulting fees	212,500	–	–
Impairment loss on intangible assets	152,146	–	–
Royalties	4,668	–	–

Total Operating Expenses	945,627	16,732	11,941

Operating Loss	(926,844)	(16,732)	(11,598)

Other Income (Expenses)

Loss on change in fair value of derivative liability	(82,013)	–	–
Accretion of discount on convertible note	(83,967)	–	–
Loss on settlement of debt	(63,000)	–	–
Loss on disposal of assets	(398)	–	–
Issuance of shares below par value	(9,900)	–	–
Interest on convertible debt	(33,805)	(2,379)	(2,379)
Gain (loss) on foreign exchange	(4,728)	9,021	(8,781)

Total Other Income (Expenses)	(277,811)	6,642	(11,160)

Net Loss	(1,204,655)	(10,090)	(22,758)

Other Comprehensive Income

Foreign currency translation adjustment	(852)	1,354	(2,073)

Comprehensive Loss	(1,205,507)	(8,736)	(24,831)

Net Loss Per Share – Basic and Diluted			–

Weighted Average Shares Outstanding		91,827,000	91,827,000

RISK FACTORS

Prospective investors should carefully consider the risks described below, in conjunction with other information and the Company's consolidated financial statements and related notes included elsewhere in this Prospectus, before making an investment decision.  The Company's business, financial condition and results of operations could be affected materially and adversely by any and or all of these risks.

The following risk factors include, among other things, cautionary statements with respect to certain forward-looking statements, including statements of certain risks and uncertainties that could cause actual results to vary materially from the future results referred to in such forward-looking statements.

Our independent auditors have issued an audit opinion for Mobilized Entertainment, Inc. which includes a statement describing our going concern status.  Our financial status creates a doubt whether we will continue as a going concern.

As described in Note 1 of our accompanying financial statements, our auditors have issued a going concern opinion regarding the Company.  This means there is substantial doubt we can continue as an ongoing business for the next twelve months.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  As such we may have to cease operations and investors could lose part or all of their investment in the Company.

Our business is difficult to evaluate because we have a limited operating history and an uncertain future which makes any investment in MENI involve a high degree of risk.

We have a limited operating history upon which you can evaluate our present business and future prospects. We face risks and uncertainties relating to our ability to implement our business plan successfully. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise generally. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we operate. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations, financial condition and prospects will be materially harmed.

MENI's Eagle1.in is not yet fully operational and live.  MENI does have several years of experience developing websites, especially mobile web sites and its President does have a commercial insurance background which included placing coverage for hole-in-one contests; however Eagle1.in is not yet operating as a live service. MENI is currently structuring the captive insurance facility which will provide the insurance coverage necessary for the hole-in-one prizing.  However, there are no guarantees that the company will be successful in setting up a captive insurance facility.   Failure to setup the captive insurance facility and/or obtain insurance coverage will significantly hinder the ability of MENI to go forward with its plans. Further, there can be no assurance that MENI will be able to achieve significant revenues or any net income in the future. Accordingly, any investment in MENI involves a high degree of risk and investors could lose their investment.

Our range and course programs are still in the pilot stage and we cannot assure you that we can convert them into ongoing, large-scale programs which would be required for us to successfully execute our business plan.

While we have both a practice range and course program planned, these are still in the pilot stage and being tested. We will strive to convert these prospective programs into ongoing, large-scale customers programs, but we cannot assure you that we will be able to convert all or even some of them. If we cannot convert a significant number of our pilot-programs, our future revenues will not materialize and it can be expected that our operating losses will increase.

Interest in golf may decline which would reduce our potential customer base and make it difficult to sell our product and thus generate sufficient revenues to be successful.

The precipitous decline in the United States golf industry may affect our ability to recruit and retain clients.  Although one positive effect of this decline is that golf courses and practice ranges may be more eager to boost their revenue streams with products such as Eagle1.in, the decline is nonetheless reducing the number of potential clients and potentially reducing the revenue from each client.  Since we market primarily to golf courses and practice ranges, this will impact upon our potential client base and revenue growth, and could severely impact our business plan in a negative way.

Because of our limited resources and weak cash position, we would have a diminished ability to respond to any type of computer system failure, and as such our operations would suffer in the event of system failures.

Despite system redundancy and the implementation of security measures, our systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure, accident or security breach that causes interruptions in our operations or to our customers' operations could result in a material disruption to our business. To the extent that any disruption or security breach results in a loss or damage to our customers' data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

From time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruptions to our business, delays in our external financial reporting (including insurance related information) or failures in our system of internal controls, that could have a material adverse effect on our results of operations.

Our insurance policies (excluding hole-in-one) may be inadequate in a catastrophic situation and potentially expose us to unrecoverable risks which could force the Company out of business.

We will have limited commercial insurance policies. Any significant claims against us would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify, however, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.  An unexpected significant claim against us could force the Company out of business resulting in a total loss to investors.

We face many diverse technological and market related challenges which we have very limited resources to effectively address should they arise, which would adversely affect our business.

The development of MENI's products and services, specifically Eagle1.in, may be impeded by problems relating to the development, production, distribution, or marketing of its products and services.  These problems may be beyond the financial and technical abilities of MENI to solve. Further, there can be no assurance that services and products developed by competitors of MENI will not significantly limit the potential market for MENI. Finally, there can be no assurance that laws, rules, or regulations will be adopted in such a manner as will materially adversely affect our business, financial condition and results of operations.

We are dependent on a competitively priced and customized insurance coverage for our hole-in-one product without which we will not be able to execute our business plan.

MENI's success is based on being able to successfully structure an insurance program which will meet the unique coverage requirements of our product and at the same time be cost effective enough to make the business successful.. There are a number of factors which are beyond the control of MENI.  Risk appetite for reinsurers may change in the short or long term, making adequate reinsurance difficult or too expensive to obtain.  Insurance markets in general may harden making premiums too high for the business to be successful.  Insurance markets may become too soft making insurance so inexpensive that MENI's competitors may be able to obtain coverage at rates comparable or better than MENI.  If loss runs over the course of operations are greater than expected , the insurance premiums may have to increase to a point where coverage becomes too expensive thus increasing the cost of our prize product to a point where consumers no longer wish to purchase it.  If we are not able to obtain adequate hole-in-one insurance coverage, the Company will not be successful in executing its business plan we may have to terminate operations which could result in a total loss to investors.

Because we have limited funds to execute our business plan and we are not generating revenues yet, our ability to executive our business plan is dependent upon obtaining the funding which we require to executive our business plan.

MENI is a startup company operating on an extremely small budget.  Most of the Company’s operations over the past 3 years have been funded by, or provided at no cost, by management and a few key shareholders.  In order for the Company to effectively execute its business plan over the next year it will likely need to obtain additional financing.  There can be no assurance that such financing would be available on terms acceptable to the Company.  If the Company is unable to secure funding in the future, it is doubtful that it will be able to continue operations which would likely result in a total loss to investors.  Even if we do obtain additional financing, our then existing shareholders may suffer substantial dilution.

We have a significant operating deficit which makes us entirely dependent upon shareholders to provide loans to the company to pay for day to day expenses until we begin generating revenue.

The Company currently has a significant operating deficit and unless addressed this will hinder MENI’s ability to continue as a going concern.  Specifically, the company has no revenue and all of its operating expenses as outlined in the financial statements are being funded by shareholder loans.  The Company has negligible cash and is entirely depended on shareholder loans for day to day operations.  The Company will not generate any revenue until Eagle1.in is operational so its operations will have to continue to be funded by shareholder loans.  Additional capital will be required until the Company reaches a breakeven point in operations.  Capital will also be required to complete the setup of the insurance facility.  It is anticipated that over the next 12 months the company will require between $50K and $150K in additional capital.  As in the past, the Company plans to meet this requirement through shareholder loans, however, there can be no assurance this will happen.  If the Company is unable to secure additional funding, the Company could go out of business resulting in a total loss to investors.

We are reliant on a single person, who has limited time to devote to the company, for all aspects of the company’s operations, and without this individual it is unlikely we will be able to execute our business plan.

The Company is highly reliant on its President, Kevin Day, who for the past couple of years has handled almost all aspects of the Company’s operations, including much of the technical development and design work of its mobile web applications.  The loss of this employee would have a material adverse impact on the Company and its future prospects which would have a material adverse affect on our business, financial condition and results of operations.   In addition, Mr. Day currently dedicates an average of  30% of his working time to the Company with a minimum commitment of only 10 hours per week.  This amount of time is not sufficient for the Company to execute its business plan.  The Company will need to increase the number of key personnel in order to be successful.  This means that the Company will need to be increasingly less depending on its President, Kevin Day and bring on additional staff to handle many of the operations that for the past couple of years have been handled almost exclusively by Kevin Day.  Increasing the number of key personnel will require additional funding (as outlined above) which may be difficult to obtain.  If the company is unable to hire additional staff and become less dependent on Kevin Day, the Company will not likely be successful in executing its business plan and this will have a material adverse effect on our business, financial condition and results of operations.

We are developing a product which generates revenue in U.S. dollars but our expenses are currently in Canadian dollars which could result in currency exchange related losses.

While the Company’s reporting currency is the US dollar and it foresees generating most of its revenues in U.S. dollars, the bulk of its expenses are in Canadian dollars.  Fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar could have a material impact on the Company’s operations and financial position. The Company does not currently have any hedging programs in place to mitigate this risk. There can be no assurance that the Company will not experience currency losses in the future which could have a material adverse effect on the Company.  A currency loss would likely reduce the profitability of the Company and or make the Company unprofitable.

We are developing a product which has not been sold before, raising concerns over the potential market for it and hence concerns over the viability of the business as a whole.

Although hole-in-one prizes are very common and have enjoyed tremendous popularity since they were created, the concept of offering the prizes on an individual hole basis, as opposed to a tournament basis, has not been effectively tested before and may be unsuccessful.  If our primary product is not successful, it is unlikely that the company will be able to continue operations resulting in a total loss to investors.

Because there is no public trading market for our common stock, you may not be able to resell your stock, and as a result, your investment is illiquid.
There has not been a public market for the Common Stock.  Our common stock are “restricted securities” and my not be sold and/or transferred except pursuant to an effective registration.    The Company is applying to quote the Common Stock for trading on the OTCBB.  We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB.  MENI does not know the extent to which investor interest in the Company will lead to the development of a trading market or how liquid that market might be.    There is no assurance that a market for the company’s common stock will develop.

The costs to meet our reporting and other requirements as a public company will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity subject to the reporting requirements, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases.  Furthermore, if the Company is unable to afford the costs of complying with its filing requirements then we may be subject to another cease trade order as was ordered on January 20, 2009 by the British Columbia Securities Commission.  Such a cease trade order would effectively prevent shareholders from selling their shares thus potentially making their investment worthless.

Our offering price was arbitrarily determined and may not be indicative of the price at which the shares would trade if they were listed or were actively traded by brokers.

The offering price was arbitrarily determined by the company and is not based upon revenues, net worth or any other criteria of value.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

Our common stock is not presently traded on any market or securities exchange. The Selling Shareholders are required to sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

The offering price was arbitrarily determined by the Company and is not based upon revenues, net worth, or any other criteria of value.  Please see Risk Factors.

SELLING SHAREHOLDERS

The table below lists each person who may resell the Shares pursuant to this prospectus and, in addition, sets forth the following:

•	The number of common shares outstanding beneficially owned by the investor prior to the offering; all shareholders may resell all of their stock positions

•	The percentage of the total issued and outstanding shares that such shareholder's share position represents

The term "beneficial ownership" includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to options or warrants currently exercisable or exercisable within 60 days to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership for each shareholder is based on 91,827,466 shares of common stock outstanding as of September 20, 2010. Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by it, has sole voting and investment power over the number of shares listed opposite its name.

The following table sets forth as of September 20 , 2010, the names of and the number of shares that could be sold by each of the Selling Shareholders.

First Name	Last Name	Relationship	Maximum Number of Sellable Shares	Percentage of Outstanding Shares Owned (%)	Number of Shares Owned After the Offering
Hilary	Allen	Sister of Kevin Day	296,168	0.32%	0
Leslie	Anderson	Investor	16,454	0.02%	0
John	Bae	Investor	8,227	0.01%	0
Anita	Bell	Investor	16,454	0.02%	0
Mike	Bird	Investor	140,407	0.15%	0
Robert Boyd	Brearley	Investor	27,424	0.03%	0
Dawn	Carey	Investor	78,751	0.09%	0
Tom	Cramer	Investor	3,521	0.00%	0
Kevin	Day	President/Director	11,278,974	12.28%	0
John	Donato	Feed Me Sports Investor	16,454	0.02%	0
Gina	Emrich	Investor	118,658	0.13%	0
A.	Giacomodonato-Stabile	Investor	16,454	0.02%	0
David	Gilbert	Investor	16,729	0.02%	0
Spencer	Gilbert III	Investor	16,729	0.02%	0
Daniel	Goodwill	Investor	296,168	0.32%	0
Warren	Groom	Investor=	13,711	0.01%	0
Darrell Alan	Hancock	Investor & Feed Me Sports Officer	416,348	0.45%	0
Jaeho	Jang		10,563	0.01%	0
Maria	Karpiel	Investor	24,681	0.03%	0
Shamit	Khosla	Investor	8,227	0.01%	0
Susan	Koeltz	Investor	312,622	0.34%	0
Mike	Lai		10,563	0.01%	0
Susan	Latremoille	Investor	65,815	0.07%	0
Robin	Lewis	Investor	296,168	0.32%	0
Lauren K.	Mathews	Investor	8,227	0.01%	0
John	McDonald	Investor	6,856	0.01%	0
Jonathan	Muir	Investor	16,454	0.02%	0
Alex	Murdoch		12,324	0.01%	0
Robert	Nemy	Investor	213,899	0.23%	0
Lana	Nero	Investor	489,613	0.53%	0
John	Nero	Investor	118,658	0.13%	0
Adriano	Nero	Investor FMS)	9,063,380	9.87%	0
John	Newell	Investor	6,856	0.01%	0
Anne	O'Farrell	Sister of Kevin Day	411,345	0.45%	0
Rose	Pacilli	Investor	118,658	0.13%	0
Joseph Anthony Papia Living Trust		Investor	35,323	0.04%	0
Jake	Poulstrup	Investor	6,856	0.01%	0
Noelle	Ramey	Investor	16,454	0.02%	0
Adrienne L.	Rands	Investor	8,227	0.01%	0
David	Repole	Investor	27,424	0.03%	0
Royden	Ritz	Investor	54,847	0.06%	0
John	Robson	Investor	8,227	0.01%	0
James	Russell	Investor	54,847	0.06%	0
Corbin	Saleken	Investor	8,227	0.01%	0
Geoffrey	Scales	Investor	49,329	0.05%	0
Luigi	Testani	Investor	16,454	0.02%	0
John	Vennare	Investor	20,567	0.02%	0
Robert R.	Wilson	Investor	8,227	0.01%	0
Chris	Wilson	Investor	84,507	0.09%	0
Henry	Xia	Investor	21,127	0.02%	0
Bottle Green Drinks Company (Canada) Inc. - Andrew James		Investor	8,227	0.01%	0
Feed Me Sports, Inc.		Company which Kevin Day is Director and President of and which Darrell Hancock is an Officer; Majority Shareholder	61,000,000	66.43%	0
RBM Financial Inc. -Robert Clark		Investor	176,056	0.19%	0

Total			85,577,466	93.19%

PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest.  The price will be fixed at $0.02 per share until the securities are quoted on the OTC Bulletin Board or other market or exchange, and thereafter, at prevailing market prices or privately-negotiated prices.   Such sales may be made on the Over The Counter Bulletin Board (“OTCBB”) or on any market or exchange on which the common stock of the Company may be traded or listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following:

(a)	A block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

(c)	Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

(d)	Privately negotiated transactions between the Selling Shareholder and a purchaser.

There is no underwriter or coordinating broker acting in connection with this offering. Each Selling Shareholder will be deemed an "underwriter" within the meaning of the Securities Act with respect to the Shares offered by such Selling Shareholder. The Company and each Selling Shareholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of the Shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to the Registration Statement of which this Prospectus will be filed with the SEC, if required, pursuant to Rule 424 under the Securities Act, disclosing: (a) the name of each such Selling Shareholder and of the participating broker or dealer; (b) the number of the Shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker or dealer, where applicable; (e) that such broker or dealer did not conduct any investigation to verify the information set out in this Prospectus; and (f) other facts material to the transactions.

The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares offered by the Selling Shareholders, including all expenses and fees of preparing, filing and printing the registration statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay sales or brokerage commissions or discounts with respect to sales of the Shares offered by the Selling Shareholders.

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is not presently traded on any market or securities exchange. The selling shareholders are required to sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Holders

As of September 20 , 2010, there were 93 record holders of the Company's common stock.

Dividends

The Company does not anticipate any stock or cash dividends on its common stock in the foreseeable future.

DESCRIPTION OF SECURITIES TO BE REGISTERED

As of September 20 , 2010, the Company had 91,827,466 shares of common issued and outstanding.

The Company has one hundred fifty million (150,000,000) shares of common stock, at $0.001 par value, authorized and there are no (0) shares of preferred stock authorized.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Included in the Prospectus constituting part of this Registration Statement are financial statements for the fiscal year of 2009, which have been audited by Manning Elliot, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.  Manning Elliot, LLP has not been employed on a contingent basis nor shall Manning Elliot, LLP receive a direct or indirect substantial interest in connection with this offering.

Legal Matters

The validity of the securities being offered will be passed upon for the Company by James Vandeberg, 601 Union Street, Suite 4500, Seattle, WA 98101.  The Company's legal counsel has been employed on a non-contingent basis.

INFORMATION WITH RESPECT TO THE COMPANY

Background

The Company was originally formed (as Sports-stuff.com, Inc.) by the filing of the Articles of Incorporation with the Secretary of State of Colorado on July 25, 2000.  On December 7, 2005, the Company effected a merger with Sports-stuff.com, Inc., a Nevada corporation, for purposes of a change in domicile.

Effective March 03, 2008 the Company changed its name to Mobilized Entertainment, Inc. The Company did this because it did not hold the rights to the domain sports-stuff.com even though that was the Company’s official name. This matter confused those looking to find the Company’s website. Mobilized Entertainment, Inc. accurately reflects the Company’s mobile niche and plays on the Company’s wide scale mobile approach to sports and entertainment applications and development.

Business of MENI

On October 15, 2005, the Company executed an Asset Purchase Agreement in which it acquired certain assets of Feed Me Sports Inc., a private British Columbia company, including certain physical assets and contractual rights.  The Company’s plan upon executing the Asset Purchase Agreement with Feed Me Sports was to develop mobile alert services, mobile websites, mobile pools and predictive contests, custom ringtones and mobile games, with particular focus and emphasis on branded mobile video game publishing and branded/studio recorded voice ringtones with hip-hop music background.  In addition to the development and publishing of the mobile applications outlined above, the Company was also actively licensing the rights to many high profile athletes and entertainers which it intended to use to help brand and market its mobile applications.

Although the mobile web projects developed throughout 2007 as part of the Company’s focus on mobile web applications were growing in usage and gaining traction in the marketplace, revenue generated from them was still negligible.  The Company recognized the need to not only capitalize on the rapidly growing mobile internet market but also create a tangible source of revenue beyond web based advertising.

In 2008, the Company began researching and developing Eagle1.in, the new hole-in-one golf product located on the web at Eagle1.in.

Eagle1.in is an innovative hole-in-one prize product custom designed for golf courses and practice ranges.  Our intent is to provide a hole-in-one golf prize product that will enable golfers to participate in hole-in-one contests on practice ranges and individual holes on any course or practice range covered by our program.

A typical hole-in-one contest operates on a tournament or special event basis whereby tournament or event organizers arrange for hole-in-one insurance coverage for a set number of golfers (usually 144 for a tournament) on a set day and on a predetermined hole.  Most Par 3 golf holes on almost any course can be covered by hole-in-one prize insurance.  The potential revenue earned by offering hole-in-one prizing on any practice range or Par 3 hole is greater than offering the contest only during tournaments and special events and it vastly increases the potential revenue streams of this type of prize indemnity.

Range Program

•	This contest enables golfers to participate in hole-in-one prize contests at any time on the practice range.
•	In order to work, there must be at least one flag and hole setup on the practice range.
•
It is facilitated by mixing a number of special colored golf balls into the practice ball supply.  The colored balls make it easy to determine when a golfer gets a hole-in-one.  The colored balls would represent between one and two percent of the total practice ball supply.

•	To begin the program, we would send the range a package of special colored golf balls to be mixed into their range ball supply.
•	Based on a random sampling of golf balls, once they are mixed into the supply, golfers would get an average of 1-2 colored balls with every bucket.
•	If a player gets one of the colored balls in the hole then they win a cash prize or equivalent in the amount of $5k to $10K.
•	Every month, the range would report the number of buckets purchased over the previous month, and this number would be used to determine the monthly cost, including the insurance premium.
•
We anticipate that the cost to participate in our program would be more than covered by the increase in business to the range.  However, range owners would have the option to charge golfers a separate fee to participate in the contest.  Whether golfers pay a separate fee or not they would still get the special golf balls, but they could not win a prize if they had not previously paid the separate fee.

If a golfer gets a hole-in-one, verification of this would be done by the employee who collects the practice balls on the range.  He would stop the cart on the tee side of the hole (so he is sheltered from incoming golf balls) and check the hole for the colored ball.

The odds of getting a hole-in-one on the range with one of the colored balls may be slightly higher than getting a hole-in-one on a Par 3 hole.  The reason for this is two-fold; first, the player will have several more practice shots available to him on the range and, secondly, the player will have a couple of tries at getting a hole-in-one based on the odds of having at least two colored balls in his practice bucket.   However, this “range” advantage will be somewhat offset by the less-than-perfect conditions found on any range in comparison to the conditions on a green.  Therefore, although the probability of a hole-in-one on the range is close to the same probability of a hole-in-one on a green, we would likely charge a bit more per shot on the range than we would on the course.  The premiums would be based on a monthly calculation of the buckets sold (adjusted for the volume of the buckets, i.e. 50/75/100 balls) and, over the course of the month, this would give a fairly accurate indication of the total shots made.

Additionally, we would charge practice ranges an upfront sign-up fee, which would include the colored golf balls they would need to mix into their supply.

Course Program

Mobilized Entertainment is pioneering a concept in hole-in-one prize contests. By offering prizing on any Par 3 hole, on any course covered by the program, it will open a whole new market in hole-in-one prize contests.

Through our network of partner golf courses, golfers will be able to participate in our hole-in-one prize contest by signing up prior to teeing off.  In addition to adding value to their existing services, Eagle1.in offers golf courses an opportunity to increase their revenue streams.

Another aspect of Eagle1.in, to be utilized by MENI, is the ability for golfers to select the hole on which they want to participate in the hole-in-one contest through their mobile phone.  Through the website at Eagle1.in, golfers can login to setup a personal profile.  They can then purchase credits which will be applied towards the hole that they want to play for the contest.  All of the Par 3 holes and corresponding courses will be listed in our database which can be quickly and easily searched by the golfer through their mobile web browser.

Hole–in-one contests have verification requirements which vary depending on the prize amount.  The higher the prize limit, the greater the verification requirements.  For example, a $100K prize will require several witnesses, at least one of which is not a member of the golf party, but prizes of less than $10K only require two witnesses which can be from within the golf party.     Eagle1.in will be offering prize limits of less than $10K so that any golf party threesome or foursome can participate.  In addition, depending on other course data and prize amounts, other verification tools may be utilized including the use of third party witnesses, fixed wireless cameras, cash equivalent prizes, etc. to further reduce the possibility of fraud.

Eagle1.in's home page is located at http://eagle1.in.

Licensing

MENI utilizes a browser redirection tool developed by MTLD.mobi.  The tool detects incoming web traffic and determines if the browser is desktop or mobile.  This tool is licensed by MENI from MTLD.mobi.  In addition, the servers where the Eagle1.in site and MySQL database are located are licensed from Netnation Communications.

Technology

MENI developed the website at Eagle1.in.  The backend functions of the site were coded in C# and utilize a MySQL database where the golf course hole information and golfer profiles are stored.  MENI owns the rights to the code behind the site as well as the front end design.

Intellectual Property

The domain name, mobilizedentertainment.com, was registered on October 10, 2005 and expires on October 10, 2010 (and is capable of being renewed).  The mobile website Eagle1.in was registered on September 4, 2010 and expires on September 4, 2010 (and is capable of being renewed).  MENI believes it has obtained adequate protection of its intellectual property rights in connection with its websites.  There is no pending or threatened litigation affecting MENI, nor are there any copyright issues affecting or that threaten to affect MENI's websites.

Customers and Target Markets

Eagle1.in is targeted at the golfing industry.  Its customers are golf courses (both public and private) and practice ranges, who are also its distribution partners.  Geographically the company will be concentrating on the North American market.

Marketing

A key component of MENI’s marketing and distribution strategy will be its partnerships with golf courses and practice ranges.  MENI will aggressively pursue relationships with golf courses and practice ranges throughout North America.

The website at Eagle1.in will be the focal point for online marketing.  MENI plans on making extensive use of social media tools such as Facebook Pages and Twitter.

MENI will utilize targeted online advertising tools such as Google adwords to make golfers aware of the service and drive additional traffic to the Eagle1.in website.

MENI will also seek relationships with other golf related companies such as club manufacturers, travel agencies, hotels, etc. to further extend the marketing and distribution reach of Eagle1.in.

Competition

Although hole-in-one prize contests are not new and there are many companies offering them, none, that we are aware of, offer prize coverage on a practice range or an individual hole basis in the same fashion as Eagle1.in.

A few of the other hole-in-one prize contest companies offering traditional tournament and event contests include:

•           National Hole-In-one Association
•           Hole In One International
•           SCA Promotions
•           American Hole In One

Insurance

A key component that will determine the competitiveness and viability of Eagle1.in will be MENI’s ability to access hole-in-one insurance at an optimal price.  MENI is in the process of structuring a captive insurance facility to provide the hole-in-one prize indemnity coverage.

In-House Development

Unlike the games and ringtones that the Company published over the previous couple of years, almost all of MENI’s web development work is done in house.  This results in a very significant reduction in development costs, and a substantial increase in control over the product.  Since MENI develops its applications in-house, the Company owns and has complete rights to the source code. This adds significant value to the Company’s products and services as well as the Company’s value overall through intellectual property, applications, programming and consulting expertise.

Management Experience

Kevin Day has been President of the Company for over four and a half years.  Prior to that he co-founded and operated Feed Me Sports Inc., the predecessor to Mobilized Entertainment.  He also gained public company management experience as President and Director of Snocone Systems Inc., an OTCBB public company.  Mr. Day worked as a commercial lines property and casualty broker in the 90’s and brokered many hole-in-one policies.  He was a Director of the British Columbia Captive Insurance Association for 10 years, and is currently an active Committee member of the Canadian Captive Insurance Association.  Mr. Day is an entrepreneur with broad experience in all aspects of starting and building a small business. He has knowledge of running both private and public companies as well as solid understanding of the Company’s products and services having worked in the wireless web space for several years both as a programmer and marketer, and as an insurance broker.  Mr. Day performs much of the programming work for the Company’s existing applications and oversees all of its marketing and sales.

Market Growth

In the United States there are over 16,000 golf courses and over 1,900 practice ranges. According to the National Golf Foundation there are 26.2 million golfers in the U.S., and of these 4.6 million are avid golfers and play an average of 25 or more rounds per year.  A golfer is defined as anyone ages 18 and above who played at least one regulation round of golf in the past 12 months.  These numbers show an incredible opportunity upon which to capitalize.

However, despite these impressive numbers, US golf course revenues fell sharply in 2009.

	Jan – Sept 2009	Jan – Sept 2008	Change
Median golf fee revenue	$659,195	$690,898	-4.6%
Median merchandise revenue	103,664	118,035	-12.2%
Median F&B revenue	298,025	313,182	-4.8%
Median total revenue	$1,328,617	$1,399,514	-5.1%
Source: PGA Performance Trak

With this downward trend, golf courses and practice range facilities are increasingly looking for additional ways to complement their diminishing revenue streams.  Eagle.in has the capacity to do this by both attracting additional golfers to participating courses, encouraging more rounds to be played, and increasing the revenue generated on each round (as partner golf courses receive a percentage of the prize entry fee).

When golf courses and practice ranges benefit from Eagle1.in, MENI benefits through increased sales.

Historically, hole-in-one prize coverage has been very popular.  It is typically provided on a tournament or special event basis whereby tournament or event organizers arrange for hole-in-one insurance coverage for a set number of golfers (usually 144 for a tournament) on a set day on a predetermined hole.  Most par 3 golf holes on almost any course can be covered by hole-in-one prize insurance indemnity insurance.  The verification limits vary usually depending on the prize amount.  The higher the prize limit, the greater the verification.  For example, a $100K prize will require several witnesses, at least one of which is not a member of the golf party whereas prizes limits less than $10K often only require two witnesses which may be from within the golf party.  Eagle1.in will be offering prize limits of less than $10K so that any golf foursome can participate.

Based on preliminary market research and the current market conditions, we believe that there is great potential to profit from the services which we provide.

Revenue Model

Revenue for Eagle1.in will be earned in four primary ways:

1) Through the Practice Range.
When practice ranges (including golf courses with ranges) sign up for our program, they will be charged a sign-up fee which will include a package of colored golf balls to be mixed with their range ball supply.  In addition, ranges and courses will be charged a monthly fee which will be determined by the volume of balls sold on the range.  A monthly bordereaux will be used to determine the approximate number of colored golf balls hit for prizes (based on the number of buckets of balls sold and the number of balls per bucket).

2) Through the course they are playing.
Golf courses we partner with will be able to offer prize coverage on their Par 3 holes.  Typically the prize would be offered when the golfer is paying for a round of golf.   Prizing would only be available to threesomes and foursomes and a terms and conditions sheet would need to be signed by the players when the contest fee is paid.  The price to enter the contest may vary depending on the yardage of the hole and also the discretion of the golf course.  In addition, there will be smaller revenue opportunities from selling advertising and potentially through golf related product sales, i.e. golf trophies sold to golfers who get a hole-in-one.

3) Through the website at Eagle1.in.
Here golfers setup a profile and agree to the terms and conditions of the hole-in-one prize program.  Once their profile is setup they purchase credits which can be applied to contest entry.  They will be able to choose from a list of holes and corresponding courses covered in our program.  This selection can be done either through the desktop website or the mobile website.  The website has the ability to detect the type of browser accessing the site and deliver either the desktop version of the site or the mobile version.  The number of credits used will be determined by the yardage and, hence, difficulty rating of the hole.  Only foursomes will be eligible for participation in the contest through the site.

4) Through the captive insurance facility
The captive facility being setup by MENI to provide the insurance for the hole-in-one prizing will effectively allow the Company to “own” the insurance as opposed to “renting” it.  In addition to providing a mechanism by which MENI can control and stabilize premium costs, the Company will directly benefit financially from the profitability of the captive insurance company.

LEGISLATION AND GOVERNMENT REGULATION

Government Regulation

The sale of insurance is regulated by the government.  The hole in one insurance component of Eagle1.in will be subject to licensing and regulations regarding the sale of insurance based on the location of the course.  As an example, fronting arrangements with established insurers will be required.  MENI is aware of these requirements and management knows how to comply with them.

EMPLOYEES

The Company currently has 1 full time employee and uses outside advisors such as its captive manager, as well as programmers and designers when necessary. The Company is anticipating bringing on additional employees in the near future.  Partnerships will also form an important part of the Company’s marketing and distribution plan.

DESCRIPTION OF PROPERTY

The Company does not own any real estate or lease any property.  Management works out of a small office located in Port Moody, British Columbia, and some of the programming and design work is completed at various other locations (where programmers and designers are located).  The rent for the office space in Port Moody is donated at $250 per month provided by the President of the Company

LEGAL PROCEEDINGS

We are not a party to any legal proceedings or litigation, nor are we aware that any litigation is presently being threatened or contemplated against us or any officer, director or affiliate.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This section may contain "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to retain the professional advisors necessary to guide us through our corporate restructuring; (4) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders, creditors and/or former or current Selling Shareholders; (7) the Company's ability to comply with federal, state and local government regulations; and (8) other factors over which we have little or no control.

We do not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include the factors described in our interim and audited consolidated financial statements and the Management's discussion and analysis of financial condition and results of operations.

Overview of Our Business

MENI was initially founded by Kevin Day, the Company’s sole officer and Director.

The Company is a developer of mobile web based sports and entertainment products and services.

The Company’s main product is Eagle1.in.  Eagle1.in is an innovative hole-in-one prize product custom designed for golf courses and practice ranges.  Our intent is to provide a hole-in-one golf prize product that will enable golfers to participate in hole-in-one contests on practice ranges and individual holes on any course covered by our program.

The Company currently has a significant operating deficit and unless addressed this will hinder MENI’s ability to continue as a going concern.  Specifically, the company has no revenue and all of its operating expenses as outlined in the financial statements are being funded by shareholder loans.  The Company has negligible cash and is entirely depended on shareholder loans for day to day operations.

More than half of the company’s debt is owed to related parties including Feed Me Sports, and many of these parties have agreed to wait until the company is in a stronger financial position before being paid.  Most of the remaining debt is owed to third party creditors for services provided in 2005 and 2006.  The Company will attempt to to significantly reduce this debt through negotiations and reduced payment plans.   Overall, it is not anticipated that the operating deficit will put too much short term financial pressure on the Company and its ability to continue as a going concern.

Most of the web services required for the company’s business plan have already been completed.

Unlike the original business plan of publishing mobile games and ringtones, Eagle1.in does not require significant amounts of capital upfront to develop the product and it does not require a long period of time to wait for the return on the investment.  Eagle1.in will generate revenue through upfront signup and monthly purchase fees.  This will mean that the Company will not require nearly as much operating capital in the short term as it did with the games and ringtones.

The Company’s main expenses over the past year have been related to accounting, legal and other expenses associated with regulatory filings.  The Company’s sole employee is paid $500 per month, and $250 per month is provided by the President for donated rent.

The Company will not generate any revenue until Eagle1.in is operational so its operations will have to continue to be funded by shareholder loans.

Some additional capital will be required until the Company reaches a breakeven point in operations.  In addition, capital will be required to complete the setup of the insurance facility.  It is anticipated that over the next 12 months the company will require between $50K and $150K in additional capital.  As in the past, the Company plans to meet this requirement through shareholder loans.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company has no changes and had no disagreements with its accountants on accounting and financial disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Neither the Company, its property, nor its director or officer is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them. Neither its officer or director have been convicted in, nor is subject to, any criminal proceeding.

The names and ages of the director and executive officer of the Company and his position with the Company is as follows:

Name	Age	Position
Kevin Day	39	Chief Executive Officer, President, Secretary, Treasurer and Director

Kevin Day, Chief Executive Officer, President, Secretary, Treasurer and Director

Kevin Day, 39, is President of Mobilized Entertainment.  In addition to general operations, Mr. Day is also responsible for much of the programming and technical development of MENI's mobile web based products including Eagle1.in.

After graduating from The University of British Columbia with a Bachelor of Arts degree, Mr. Day entered the insurance industry in 1994 where he worked as a commercial lines property and casualty broker.  In 1998 he founded Riskebiz Internet services Inc., a private  company which provides capital and technology solutions to microfinance institutions, where he continues to operate as President, CEO and Director. In 2002 Mr. Day founded Feed Me Sports, a private British Columbia company which developed and published sports related mobile content for mobile phones.  For the past 5 years, Mr. Day has held the positions of Director, President, Secretary and Treasurer for Feed Me Sports Inc., positions which he currently holds.  From 2003-2005 Mr. Day was President of Snocone Systems Inc., a public company which traded on the OTCBB.

Mr. Day was a Director of the British Columbia Captive Insurance Association for 10 years until the association became the Canadian Captive Insurance Association, where he currently serves as a committee member.  He is currently Director of Beauty Night Society a registered Canadian charity that provides makeovers and wellness programs for marginalized women and youth.  Mr. Day is also a Board Member and advisor for Pro-Microfinance International non-profit organization that empowers women and men in the Democratic Republic of Congo (DRC.)

Mr. Day resides in Port Moody, British Columbia.

Corporate Governance

The director holds office until the next annual meeting of stockholders and the election and qualification of his successor. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Audit Committee Financial Expert

The Company does not have an audit committee financial expert.

Employment Agreements and Compensation

We currently do not have formal employment or consulting agreements with our executive officer or director.  The officer serves on an at-will basis.  The Chief Executive Officer receives a salary ($500 per month).

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons also are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, no officers, directors and persons who beneficially own more than 10% of the Company's common stock have failed to file the reports required pursuant to Section 16(a).

Code of Ethics

The Company has not adopted a Code of Ethics, but plans to do so in the future.

EXECUTIVE COMPENSATION

Compensation of director and executive officer

The following table sets forth the compensation that the Company paid to the executive officer, for the fiscal years 2009 and 2008 The Company does not currently have a long-term compensation plan and does not grant any long-term compensation to its executive officer or employees.

The table does not reflect certain personal benefits, which in the aggregate are less than ten percent of the named executive officer's salary and bonus. No other compensation was granted in fiscal years 2009 and 2008.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
Kevin Day, CEO, President, Secretary, Treasurer, Director	2009	$3,000					N/A	N/A	$3,000

Grants of plan based awards

No grants of plan based awards were granted during the 2009 fiscal year.

Outstanding equity awards at fiscal year-end

The Company has not granted any equity awards.

Option exercises and stock vested table

The Company has not granted options or other equity awards.

Pension benefits table

The Company did not offer a pension plan during fiscal year 2009.

Nonqualified deferred compensation table

The Company did not offer any non-qualified deferred compensation plans during fiscal year 2009.

Director compensation disclosure

The Company did not enter into director compensation arrangements during the fiscal year 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

As of September 20, 2010, the Company has 91,827,466 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of our outstanding shares as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) our executive officer and director.

Title of Class:	Name and Address of Beneficial Holder:	Amount and Nature of Beneficial Ownership:	Percent of Class:
Common, $0.001 par value	Kevin Day 1405-110 Brew Street Port Moody, BC V3H 0E4	11,278,974	12.28%
Common, $0.001 par value	Feed Me Sports (1) 121-280 Nelson Street Vancouver, BC V6B 2E2	61,000,000	66.43%
Common, $0.001 par value	Adriano Nero 333 Main Street RR #3 St. Catharines, ON L2R 6P9	9,070,422	9.9%
Total Held by Officer and Director:		11,278,974	12.28%
Total Held by Officer, Director and Certain Beneficial Owners:		81,349,396	88.59%

(1)	Kevin Day is the Company's President, Secretary, Treasurer and Director.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Director Independence

Our securities trade on the Grey Sheets and our Board of Directors is not subject to any independence requirements.
Although Mr. Day was not the founder of the Company, he did take initiative in creating the current products and services for the Company and is responsible for organizing and executing its business plan.  As such, Mr. Day should be considered a promoter.  He has received and/or is owed the following in exchange for his services and investment:

•	On September 2, 2005, the Company issued 278,974 shares of common stock at $0.001 per share to Mr. Day.
•	On January 21, 2008, the Company issued 11,000,000 shares of common stock at $0.0001 per share to Mr. Day for cash proceeds of $1,100.
•
On January 21, 2008, Feed Me Sports partially converted $7,000 of the convertible note in the amount of $156,309.05 into 70,000,000 shares of common stock of the Company.   As at June 30, 2010, the Company is indebted to the President and a company controlled by the President for for $189,554 (December 31, 2009 – $190,611) for expenses incurred on behalf of the Company and consulting and management services provided to the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

•
For the past two fiscal years and subsequent period, the Company received $5,280 USD in loans from Riskebiz Internet Services Inc.  The amount is unsecured, non-interest bearing and has no stated term of repayment.

•
For the past two fiscal years and subsequent period, the Company received $21,993 CAN in loans from Feed Me Sports Inc.  The amount is unsecured, non-interest bearing and has no stated term of repayment.

•
During the year ended December 31, 2009, the Company recognized $3,000 (2008 - $3,000) of management services at $250 per month, and $3,000 (2008 - $3,000) of donated rent at $250 per month provided by the President of the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's Bylaws provide that the Company shall indemnify any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of Nevada Revised Statutes in effect at the time of the determination.

Our Bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission such  indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Mobilized Entertainment Inc.
(A Development Stage Company)
(Unaudited)

June 30, 2010

Index

Consolidated Balance Sheets F-1

Consolidated Statements of Operations F-2

Consolidated Statements of Cash Flows F-3

Notes to the Consolidated Financial Statements F-4

Mobilized Entertainment Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)

	June 30, 2010 $	December 31, 2009 $
	(Unaudited)
ASSETS

Current Assets

Cash	–	130

Total Assets	–	130

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Bank indebtedness	9	–
Accounts payable	110,986	112,856
Accrued liabilities	34,458	29,485
Due to related parties (Note 5)	613,497	592,521
Convertible notes (Note 4)	159,000	159,000

Total Liabilities	917,950	893,862

Contingencies and Commitments (Note 1)

Stockholders’ Deficit

Common Stock: 150,000,000 shares authorized, $0.001 par value 91,827,466 shares issued and outstanding	91,827	91,827

Additional Paid-in Capital	174,980	174,980

Donated Capital	20,750	17,750

Accumulated Other Comprehensive Loss	(852)	(1,209)

Deficit Accumulated During the Development Stage	(1,204,655)	(1,177,080)

Total Stockholders’ Deficit	(917,950)	(893,732)

Total Liabilities and Stockholders’ Deficit	–	130

(The accompanying notes are an integral part of the consolidated financial statements)

F-1

Mobilized Entertainment Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)
(unaudited)

	Period from	For the	For the	For the	For the
	July 25, 2000	Three Months	Three Months	Six Months	Six Months
	(Date of Inception)	Ended	Ended	Ended	Ended
	to June 30,	June 30,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
	$	$	$	$	$

Revenue	18,783	–	343	–	467

Expenses

General and administrative	141,473	4,468	862	6,199	1,746
Management fees (Note 5)	240,205	750	750	1,500	1,500
Professional fees	194,635	11,514	10,329	18,456	24,803
Consulting fees	212,500	–	–	–	–
Impairment loss on intangible assets	152,146	–	–	–	–
Royalties	4,668	–	–	–	–

Total Operating Expenses	945,627	16,732	11,941	26,155	28,049

Operating Loss	(926,844)	(16,732)	(11,598)	(26,155)	(27,582)

Other Income (Expenses)

Loss on change in fair value of derivative liability	(82,013)	–	–	–	–
Accretion of discount on convertible note	(83,967)	–	–	–	–
Loss on settlement of debt	(63,000)	–	–	–	–
Loss on disposal of assets	(398)	–	–	–	–
Issuance of shares below par value	(9,900)	–	–	–	–
Interest on convertible debt (Note 4)	(33,805)	(2,379)	(2,379)	(4,731)	(4,731)
Gain (loss) on foreign exchange	(4,728)	9,021	(8,781)	3,311	(5,670)

Total Other Income (Expenses)	(277,811)	6,642	(11,160)	(1,420)	(10,401)

Net Loss	(1,204,655)	(10,090)	(22,758)	(27,575)	(37,983)

Other Comprehensive Income

Foreign currency translation adjustment	(852)	1,354	(2,073)	357	(1,334)

Comprehensive Loss	(1,205,507)	(8,736)	(24,831)	(27,218)	(39,317)

Net Loss Per Share – Basic and Diluted		–	–	–	–

Weighted Average Shares Outstanding		91,827,000	91,827,000	91,827,000	91,827,000

(The accompanying notes are an integral part of the consolidated financial statements)

F-2

Mobilized Entertainment Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in US dollars)
(unaudited)
	Period from	For the	For the
	July 25, 2000	Six Months	Six Months
	(Date of Inception)	Ended	Ended
	to June 30,	June 30,	June 30,
	2010	2010	2009
	$	$	$

Operating Activities

Net loss	(1,204,655)	(27,575)	(37,983)

Adjustments to reconcile net loss to cash
Accretion of discount on convertible note	83,967	–	–
Amortization	13,456	–	–
Donated services and rent	20,750	3,000	3,000
Loss on settlement of debt	63,000	–	–
Issuance of shares below par value	9,900	–	–
Loss on change in fair value of derivative liability	82,013	–	–
Impairment of intangible assets	152,146	–	–
Loss on disposal of assets	398	–	–
Shares issued for expenses	15,250	–	–

Change in operating assets and liabilities
Prepaid expenses	(38)	–	–
Accounts payable and accrued liabilities	116,388	3,667	31,571
Due to related parties	593,362	22,832	4,838

Net Cash (Used in) Provided from Operating Activities	(54,063)	1,924	1,426

Financing Activities
Advances from related parties	56,593	86	–
Bank indebtedness	9	9
Repayments to related parties	(319)	–	–
Proceeds from issuance of common stock	1,100	–	–
		–	–
Net Cash Provided from Financing Activities	57,383	95	–

Effect of Exchange Rate Changes on Cash	(3,320)	(2,149)	(1,342)

(Decrease) Increase in Cash	–	(130)	84

Cash – Beginning of Period	–	130	156

Cash – End of Period	–	–	240

Non-cash Financing Activities
Common stock issued for expenses	15,250	–	–
Settlement of debt by issuance of common stock	11,577	–	–
Acquisition of assets by issuance of convertible note	156,309	–	–

Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–

(The accompanying notes are an integral part of the consolidated financial statements)

F-3

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2010
(Expressed in US dollars)

1.	Nature of Operations and Continuance of Business

Mobilized Entertainment Inc., formerly named Sports-Stuff.com Inc. (Colorado) (“SSUF-CO”), was incorporated on July 25, 2000 under the laws of the State of Colorado. On July 25, 2000, the Company acquired an Internet Marketing Business Plan (the “Business Plan”) in consideration for 3,000,000 shares of common stock with a fair value of $12,000. The Company abandoned the Business Plan and was inactive until the following merger. Mobilized Entertainment Inc. (Nevada) (“SSUF-NV”) was incorporated on October 10, 2006, under the laws of the State of Nevada. On October 15, 2006, SSUF-NV acquired certain assets and rights of Feed Me Sports Inc. in consideration for a convertible note of $156,309. On December 7, 2006, SSUF-CO merged with and into SSUF-NV, of which SSUF-NV was the surviving corporation.

The Company is in the development stage as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities. The Company’s principal business is the production and distribution of mobile web based sports and entertainment products and services. The Company’s main product is Eagle1.mobi, a mobile web based product for amateur golfers that allows them to participate in hole-in-one contests on an individual (as opposed to tournament or special event) basis, on any golf hole of their choosing covered by the Company’s program.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable and significant revenue. As at June 30, 2010, the Company has a working capital deficit of $917,950 and an accumulated deficit of $1,204,655 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited interim consolidated financial statements have been prepared in accordance with the accounting principles and policies described in the Company’s annual financial statements for the year ended December 31, 2009, and should be read in conjunction with those statements. In the opinion of management, all adjustments (consisting of normal and recurring accruals) considered necessary for fair presentation of the Company’s financial position, results of operations and cash flows have been included. Operating results for the three and six month period ended June 30, 2010, are not necessarily indicative of the results that may be expected for the quarters or year ended December 31, 2010.

3.	Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). This update provides amendments to Subtopic 820 -10 and requires new disclosures for 1) significant transfers in and out of Level 1 and Level 2 and the reasons for such transfers and 2) activity in Level 3 fair value measurements to show separate information about purchases, sales, issuances and settlements. In addition, this update amends Subtopic 820-10 to clarify existing disclosures around the disaggregation level of fair value measurements and disclosures for the valuation techniques and inputs utilized (for Level 2 and Level 3 fair value measurements). The provisions in ASU 2010-06 are applicable to interim and annual reporting periods beginning subsequent to December 15, 2009, with the exception of Level 3 disclosures of purchases, sales, issuances and settlements, which will be required in reporting periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not impact the Company’s operating results, financial position or cash flows, but did impact the Company’s disclosures on fair value measurements. See Note 6, “Fair Value Measurements.”

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-4

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2010
(Expressed in US dollars)

4.	Convertible Notes

On October 15, 2006, the Company issued a convertible promissory note of $156,309 in exchange for assets and revenue rights acquired from Feed Me Sports Inc. The note is non-interest bearing and was payable as of December 15, 2006. The holder can convert the principal at any time at a conversion price equal to the market price of the Company’s shares as of the date of conversion. In the event the Company defaults on the payment of the note, the Company will be required to pay interest at the rate of 6% per annum. On January 21, 2008, the holder partially converted $7,000 of the note into 70,000,000 shares of common stock of the Company. During the period ended June 30, 2010 interest of $4,442 (2009 – $4,442) has been accrued.

On January 10, 2006, the Company issued a second convertible promissory note of $9,691 in exchange for additional revenue rights acquired from Feed Me Sports Inc. The note was payable on January 10, 2007, and is subject to the same terms and conditions as noted above. During the period ended June 30, 2010 interest of $289 (2009 – $289) has been accrued.

5.	Related Party Transactions and Balances

a)
During the period ended June 30, 2010, the Company recognized $1,500 (2009 – $1,500) of management services at $250 per month, and $1,500 (2009 – $1,500) of donated rent at $250 per month provided by the President of the Company.

b)
As at June 30, 2010, the Company is indebted to the President and a company controlled by the President for $189,554 (December 31, 2009 – $190,611) for expenses incurred on behalf of the Company and consulting and management services provided to the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

c)
As at June 30, 2010, the Company is indebted to the Company’s Vice President for $65,870 (December 31, 2009 – $65,869) for expenses incurred on behalf of the Company and consulting and management services provided to the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

d)
As at June 30, 2010, the Company is indebted to a company related by common directors for $310,826 (December 31, 2009 – $288,180) for expenses incurred on behalf of the Company and consulting and management services provided to the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

e)
As at June 30, 2010, the Company is indebted to a company related by common directors for $27,240 (December 31, 2009 – $27,594) for expenses incurred on behalf of the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

f)
As at June 30, 2010, the Company is indebted to a shareholder for $8,454 (December 31, 2009 – $8,564) for expenses incurred on behalf of the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

g)
As at June 30, 2010, the Company is indebted to a shareholder for $11,553 (December 31, 2009 – $11,703) for expenses incurred on behalf of the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

F-5

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2010
(Expressed in US dollars)
6.	Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

A fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value.

Level 1 applies to assets and liabilities for which there are quoted prices in active markets for identical assets or liabilities. Valuations are based on quoted prices that are readily and regularly available in an active market and do not entail a significant degree of judgment.

Level 2 applies to assets and liabilities for which there are other than Level 1 observable inputs such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data. Level 2 instruments require more management judgment and subjectivity as compared to Level 1 instruments. For instance: determining which instruments are most similar to the instrument being priced requires management to identify a sample of similar securities based on the coupon rates, maturity, issuer, credit rating and instrument type, and subjectively select an individual security or multiple securities that are deemed most similar to the security being priced; and determining whether a market is considered active requires management judgment.

Level 3 applies to assets and liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities. The determination of fair value for Level 3 instruments requires the most management judgment and subjectivity.

The Company determines the fair value of the cash equivalents based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

F-6

The following are the 2009 audited financial statements for Mobilized Entertainment Inc.

Mobilized Entertainment Inc.
(A Development Stage Company)

December 31, 2009

Index

Report of Independent Registered Accounting Firm F-1

Consolidated Balance Sheets F-2

Consolidated Statements of Operations F-3

Consolidated Statements of Cash Flows F-4

Consolidated Statement of Stockholders’ Deficit F-5

Consolidated Statement of Stockholders’ Deficit F-6

Notes to the Consolidated Financial Statements F-7

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Mobilized Entertainment Inc. (formerly Sports-Stuff.com Inc.)
(A Development Stage Company)

We have audited the accompanying balance sheets of Mobilized Entertainment Inc. (A Development Stage Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders' deficit for the years then ended and accumulated from July 25, 2000 (Date of Inception) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mobilized Entertainment Inc. (A Development Stage Company) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended and accumulated from July 25, 2000 (Date of Inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 27, 2010

Mobilized Entertainment Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)

	December 31, 2009 $	December 31, 2008 $

ASSETS

Current Assets

Cash	130	156
Prepaid expenses	–	159

Total Assets	130	315
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	112,856	75,179
Accrued liabilities	29,485	19,945
Due to related parties (Note 4)	592,521	539,512
Convertible notes (Note 3)	159,000	159,000

Total Liabilities	893,862	793,636

Contingencies and Commitments (Note 1)

Stockholders’ Deficit

Common Stock: 150,000,000 shares authorized, $0.001 par value 91,827,466 shares issued and outstanding	91,827	91,827

Additional Paid-in Capital	174,980	174,980

Donated Capital	17,750	11,750

Accumulated Other Comprehensive (Loss) Income	(1,209)	2,919

Deficit Accumulated During the Development Stage	(1,177,080)	(1,074,797)

Total Stockholders’ Deficit	(893,732)	(793,321)

Total Liabilities and Stockholders’ Deficit	130	315

(The accompanying notes are an integral part of the consolidated financial statements)

Mobilized Entertainment Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)

	Period from	For the	For the
	July 25, 2000	Year	Year
	(Date of Inception)	Ended	Ended
	to December 31,	December 31,	December 31,
	2009	2009	2008
	$	$	$

Revenue	18,783	532	392

Expenses

General and administrative	135,274	13,280	6,553
Management fees (Note 4)	238,705	3,000	3,000
Professional fees	176,179	60,741	12,952
Consulting fees	212,500	–	–
Impairment loss on intangible assets	152,146	–	–
Royalties	4,668	–	–

Total Operating Expenses	919,472	77,021	22,505

Operating Loss	(900,689)	(76,489)	(22,113)

Other Income (Expenses)

Loss on change in fair value of derivative liability	(82,013)	–	–
Accretion of discount on convertible note	(83,967)	–	–
Loss on settlement of debt	(63,000)	–	(63,000)
Loss on disposal of assets	(398)	–	–
Issuance of shares below par value	(9,900)	–	(9,900)
Interest on convertible debt (Note 3)	(29,074)	(9,540)	(9,590)
Gain (loss) on foreign exchange	(8,039)	(16,254)	25,157

Total Other Expenses	(276,391)	(25,794)	(57,333)

Net Loss	(1,177,080)	(102,283)	(79,446)

Other Comprehensive Income

Foreign currency translation adjustment	(1,209)	(4,128)	5,827

Comprehensive Loss	(1,178,289)	(106,411)	(73,619)

Net Loss Per Share – Basic and Diluted		–	–

Weighted Average Shares Outstanding		91,827,000	87,180,000

(The accompanying notes are an integral part of the consolidated financial statements)

Mobilized Entertainment Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in US dollars)

	Period from	For the	For the
	July 25, 2000	Year	Year
	(Date of Inception)	Ended	Ended
	to December 31,	December 31,	December 31,
	2009	2009	2008
	$	$	$

Operating Activities

Net loss	(1,177,080)	(102,283)	(79,446)

Adjustments to reconcile net loss to cash
Accretion of discount on convertible note	83,967	–	–
Amortization	13,456	–	1,038
Donated services	17,750	6,000	6,000
Loss on settlement of debt	63,000	–	63,000
Issuance of shares below par value	9,900	–	9,900
Loss on change in fair value of derivative liability	82,013	–	–
Impairment of intangible assets	152,146	–	–
Loss on disposal of assets	398	–	–
Shares issued for expenses	15,250	–	–

Change in operating assets and liabilities
Prepaid expenses	(38)	159	–
Accounts payable and accrued liabilities	112,721	17,732	15,478
Due to related parties	570,530	78,740	–

Net Cash Provided by (Used in) Operating Activities	(55,987)	348	15,970

Financing Activities
Advances from related parties	56,507	4,072	(25,974)
Repayments to related parties	(319)	(319)
Proceeds from issuance of common stock	1,100	–	1,100
		–	–
Net Cash Provided from (Used in) Financing Activities	57,288	3,753	(24,874)

Effect of Exchange Rate Changes on Cash	(1,171)	(4,127)	5,864

Increase (Decrease) in Cash	130	(26)	(3,040)

Cash – Beginning of Period	–	156	3,196

Cash – End of Period	130	130	156

Non-cash Financing Activities
Common stock issued for expenses	15,250	–	–
Settlement of debt by issuance of common stock	11,577	–	7,000
Acquisition of assets by issuance of convertible note	156,309	–	–

Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–

(The accompanying notes are an integral part of the consolidated financial statements)

Mobilized Entertainment Inc.
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from July 25, 2000 (Date of Inception) to December 31, 2009
(Expressed in US dollars)
							Deficit
						Accumulated	Accumulated
				Additional		Other	During the
				Paid-in	Donated	Comprehensive	Development
	Shares	Amount		Capital	Capital	Income	Stage	Total
	#	$		$	$	$	$	$

Balance – July 25, 2000 (Date of Inception)	–		–	–	–	–	–		–

July 25, 2000 - Issued for expenses at $0.004 per share	3,000,000		3,000	9,000	–	–	–		12,000

August 1, 2000 - Issued for expenses at $0.001 per share	3,250,000		3,250	–	–	–	–		3,250

Net loss	–		–	–	–	–	(15,250)		(15,250)

Balance December 31, 2000	6,250,000		6,250	9,000	–	–	(15,250)		–

Net loss	–		–	–	–	–	–		–

Balance December 31, 2001	6,250,000		6,250	9,000	–	–	(15,250)		–

Net loss	–		–	–	–	–	–		–

Balance December 31, 2002	6,250,000		6,250	9,000	–	–	(15,250)		–

Net loss	–		–	–	–	–	–		–

Balance – December 31, 2003	6,250,000		6,250	9,000	–	–	(15,250)		–

Net loss	–		–	–	–	–	–		–

Balance – December 31, 2004	6,250,000		6,250	9,000	–	–	(15,250)		–

August 29, 2006 - Issued for debt at $0.01 per share	4,577,466		4,577	–	–	–	–		4,577

Net loss	–		–	–	–	–	(198,097)		(198,097)

Balance – December 31, 2005	10,827,466		10,827	9,000	–	–	(213,347)		(193,520)

Currency translation adjustment	–		–	–	–	603	–		603

Donated services	–		–	–	750	–	–		750

Net loss	–		–	–	–	–	(737,367)		(737,367)

Balance – December 31, 2006	10,827,466		10,827	9,000	750	603	(950,714)		(929,534)

Currency translation adjustment	–		–	–	–	(3,511)	–		(3,511)

Fair Value of conversion features that no longer quality for bifurcation	–		–	165,980	–	–	–		165,980

Donated services and rent	–		–	–	5,000	–	–		5,000

Net loss	–		–	–	–	–	(44,637)		(44,637)

Balance – December 31, 2007	10,827,466		10,827	174,980	5,750	(2,908)	(995,351)		(806,702)

(The accompanying notes are an integral part of the consolidated financial statements)

Mobilized Entertainment Inc.
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from July 25, 2000 (Date of Inception) to December 31, 2009
(Expressed in US dollars)
							Deficit
						Accumulated	Accumulated
				Additional		Other	During the
				Paid-in	Donated	Comprehensive	Development
	Shares	Amount		Capital	Capital	Income	Stage	Total
	#	$		$	$	$	$	$

Balance – December 31, 2007	10,827,466		10,827	174,980	5,750	(2,908)	(995,351)		(806,702)

Currency translation adjustment	–		–	–	–	5,827	–		5,827

January 21, 2008 – Issued for debt at $0.0001 per share, plus loss on settlement of debt at $ 0.0009 per share	70,000,000		70,000	–	–	–	–		70,000

January 21, 2008 – Issued for cash at $0.0001 per share, plus loss on issuance of shares below par at $ 0.0009 per share	11,000,000		11,000	–	–	–	–		11,000

Donated services and rent	–		–	–	6,000	–	–		6,000

Net loss	–		–	–	–	–	(79,446)		(79,446)

Balance – December 31, 2008	91,827,466		91,827	174,980	11,750	2,919	(1,074,797)		(793,321)

Currency translation adjustment	–		–	–		(4,128)	–		(4,128)

Donated services and rent	–		–	–	6,000	–	–		6,000

Net loss	–		–	–	–	–	(102,283)		(102,283)

Balance – December 31, 2009	91,827,466		91,827	174,980	17,750	(1,209)	(1,177,080)		(893,732)

(The accompanying notes are an integral part of the consolidated financial statements)

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2009
(Expressed in US dollars)

1.	Nature of Operations and Continuance of Business

Mobilized Entertainment Inc., formerly named Sports-Stuff.com Inc. (Colorado) (“SSUF-CO”), was incorporated on July 25, 2000 under the laws of the State of Colorado. On July 25, 2000, the Company acquired an Internet Marketing Business Plan (the “Business Plan”) in consideration for 3,000,000 shares of common stock with a fair value of $12,000. The Company abandoned the Business Plan and was inactive until the following merger. Mobilized Entertainment Inc. (Nevada) (“SSUF-NV”) was incorporated on October 10, 2006, under the laws of the State of Nevada. On October 15, 2006, SSUF-NV acquired certain assets and rights of Feed Me Sports Inc. in consideration for a convertible note of $156,309. On December 7, 2006, SSUF-CO merged with and into SSUF-NV, of which SSUF-NV was the surviving corporation.

The Company is in the development stage as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities.  The Company’s principal business is the production and distribution of mobile web based sports and entertainment products and services.  The Company’s main product is Eagle1.mobi, a mobile web based product for amateur golfers that allows them to participate in hole-in-one contests on an individual (as opposed to tournament or special event) basis, on any golf hole of their choosing covered by the Company’s program.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future.  The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable and significant revenue. As at December 31, 2009, the Company has a working capital deficit of $893,732 and an accumulated deficit of $1,177,080 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

On September 20, 2009, the Company filed an S-1 Registration Statement with the United States Securities and Exchange Commission to register 85,577,466 shares of common stock for resale by existing shareholders of the Company at $0.02 per share until the shares are quoted on the OTC Bulletin Board (“OTCBB”), and thereafter at prevailing market prices.  The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.      Summary of Significant Accounting Policies

a)	Basis of Presentation and Fiscal Year

These consolidated financial statements and notes are presented in accordance with accounting principles generally accepted in the United States. These statements include the accounts of the Company and its wholly-owned subsidiary Mobilized Entertainment (Canada) Inc. All significant intercompany transactions and balances have been eliminated. The Company’s fiscal year end is December 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2009
(Expressed in US dollars)

2.      Summary of Significant Accounting Policies (continued)

d)	Financial Instruments and Concentrations

The Company’s financial instruments consist principally of cash, accounts payable, amounts due to related parties and convertible notes. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, the fair value of our cash and cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

During the year ended December 31, 2009, the Company derived all of its revenue from a single customer.

e)	Long-lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

f)	Foreign Currency Translation

The functional currency of the subsidiary is the Canadian dollar. The financial statements of the subsidiary are translated to United States dollars under the current rate method in accordance with ASC 830, Foreign Currency Translation. Under the current rate method, all assets and liabilities are translated at the rates of exchange in effect at the balance sheet date and revenues and expenses are translated at the average rates of exchange during the year. The effect of this translation is recorded in a separate component of stockholders’ equity. A cumulative translation adjustment of $1,209 as of December 31, 2009, has been included in accumulated other comprehensive loss in the accompanying consolidated balance sheet.

Transactions in foreign currencies are recorded at the approximate rate of exchange at the transaction date. Assets and liabilities resulting from these transactions are translated at the rate of exchange in effect at the balance sheet date. All differences are recorded in the results of operations.

g)	Revenue Recognition

In accordance with ASC 605, Revenue Recognition, and SAB 104, the Company recognizes revenue from the sale or subscription of Mobile Web applications to wireless subscribers and from license agreements with mobile phone manufacturers when delivery of products has occurred or services have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured. In addition, the Company may recognize revenues from consulting services and contractual development work provided to carriers when delivery of products has occurred or services have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2009
(Expressed in US dollars)

2.           Summary of Significant Accounting Policies (continued)

h)	Comprehensive Income

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. As at December 31, 2009 and 2008, the Company‘s only component of comprehensive income (loss) was foreign currency translation adjustments.

i)	Earnings (Loss) Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.  As at December 31, 2009, the Company had an indeterminable number of potential shares relating to convertible notes.  The number of potential shares outstanding is indeterminate as there is no active market for the Company’s shares.

j)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740, Income Taxes, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

m)	Recent Accounting Pronouncements

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles, as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place.  The adoption of ASC 105 did not have a material impact on the Company’s consolidated financial statements, but did eliminate all references to pre-codification standards.

In May 2009, FASB issued ASC 855, Subsequent Events, which establishes general standards of for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The adoption of ASC 855 did not have a material effect on the Company’s consolidated financial statements. Refer to Note 7.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2009
(Expressed in US dollars)
3.      Convertible Notes

On October 15, 2006, the Company issued a convertible promissory note of $156,309 in exchange for assets and revenue rights acquired from Feed Me Sports Inc.  The note is non-interest bearing and was payable as of December 15, 2006. The holder can convert the principal at any time at a conversion price equal to the market price of the Company’s shares as of the date of conversion. In the event the Company defaults on the payment of the note, the Company will be required to pay interest at the rate of 6% per annum. On January 21, 2008, the holder partially converted $7,000 of the note into 70,000,000 shares of common stock of the Company.  During the period ended December 31, 2009 interest of $8,959 (2008 - $9,007) has been accrued.

On January 10, 2006, the Company issued a second convertible promissory note of $9,691 in exchange for additional revenue rights acquired from Feed Me Sports Inc. The note was payable on January 10, 2007, and is subject to the same terms and conditions as noted above. During the period ended December 31, 2009 interest of $581 (2008 - $583) has been accrued.

At March 8, 2007, pursuant to ASC 815, Derivatives and Hedging, the Company re-evaluated the classification of the conversion feature as a derivative liability.  The Company re-evaluated whether a separate financial instrument with the same terms as the conversion feature would meet the characteristics of a derivative instrument. On March 8, 2007, trading of the Company’s common stock was suspended and the shares issuable no longer met the definition of readily convertible to cash.  Pursuant to ASC 815, the shares deliverable upon conversion are not readily convertible to cash as quoted prices in an active market are unavailable.  At December 31, 2009, quoted prices in an active market remain unavailable.

The Company determined that the embedded conversion feature should not be bifurcated pursuant to the guidance in ASC 815 and accordingly the Company reclassified the fair value of the liability of $165,980 to shareholder’s equity.  The Company used March 8, 2007, as the reclassification date as that is the date that trading was suspended for the Company’s common stock and the date that the underlying shares were no longer readily convertible to cash.

 For the year ended December 31, 2009, the Company accreted interest expense of $nil (2008 –- $nil), with the carrying value of the notes totalling $159,000 (2008 – $159,000).

4.      Related Party Transactions and Balances

a)
During the year ended December 31, 2009, the Company recognized $3,000 (2008 - $3,000) of management services at $250 per month, and $3,000 (2008 - $3,000) of donated rent at $250 per month provided by the President of the Company.

b)
As at December 31, 2009, the Company is indebted to the President and a company controlled by the President for $190,611 (2008 - $175,790) for expenses incurred on behalf of the Company and consulting and management services provided to the Company.  The amount is unsecured, non-interest bearing and has no stated terms of repayment.

c)
As at December 31, 2009, the Company is indebted to the Company’s Vice President for $65,869 (2008 - $65,887) for expenses incurred on behalf of the Company and consulting and management services provided to the Company. The amount is unsecured, non-interest bearing and has no stated term of repayment.

d)
As at December 31, 2009, the Company is indebted to a company related by common directors for $288,180 (2008 – $256,761) for expenses incurred on behalf of the Company and consulting and management services provided to the Company. The amount is unsecured, non-interest bearing and has no stated term of repayment.

e)
As at December 31, 2009, the Company is indebted to a company related by common directors for $27,594 (2008 - $23,681) for expenses incurred on behalf of the Company. The amount is unsecured, non-interest bearing and has no stated term of repayment.

f)
As at December 31, 2009, the Company is indebted to a shareholder for $8,564 (2008 - $7,349) for expenses incurred on behalf of the Company. The amount is unsecured, non-interest bearing and has no stated term of repayment.

g)
As at December 31, 2009, the Company is indebted to a shareholder for $11,703 (2008 - $10,044) for expenses incurred on behalf of the Company. The amount is unsecured, non-interest bearing and has no stated term of repayment.

Mobilized Entertainment Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2009
(Expressed in US dollars)

5.           Common Stock

a)
On January 21, 2008, the Company increased the authorized common stock from 25,000,000 shares with a par value of $0.001 per share to 150,000,000 shares of common stock with a par value of $0.001 per share.

b)	On January 21, 2008, the Company converted $7,000 of the convertible note payable (Note 4) into 70,000,000 shares of common stock.

c)	On January 21, 2008, the Company issued 11,000,000 shares of common stock at $0.0001 per share to the President of the Company for cash proceeds of $1,100.

6.           Income Taxes

The Company has a net operating loss carryforward of $755,100 available to offset taxable income in future years which commence expiring in fiscal 2020.

The Company is subject to United States federal and state income taxes at an approximate rate of 35% (2008 – 35%) The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:
	December 31, 2009 $	December 31, 2008 $

Income tax recovery at statutory rate	(35,800)	(27,810)

Temporary differences	(80)	360

Permanent differences	2,100	27,620

Valuation allowance change	33,780	(170)

Provision for income taxes	–	–

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities are as follows:

	December 31, 2009 $	December 31, 2008 $

Net operating loss carryforward	264,290	230,510

Valuation allowance	(264,290)	(230,510)

Net deferred income tax asset	–	–

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

7.           Subsequent Events

In accordance with ASC Topic 855, Subsequent Events, the Company evaluated subsequent events through the date of issuance of the financial statements. During this period we did not have any material recognizable subsequent events.

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$191
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	20,000
Printing	900
Miscellaneous Expenses	1,000
Total	$42,091

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by the Nevada Corporate Code any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the Nevada Corporate Code in effect at the time of the determination.

Our bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

On October 15, 2006, the Company issued a convertible promissory note of $156,309 in exchange for assets and revenue rights acquired from Feed Me Sports Inc. pursuant to exemption from registration under Regulation S.  The note is non-interest bearing and was payable as of December 15, 2006. The holder can convert the principal at any time at a conversion price equal to the market price of the Company’s shares as of the date of conversion. In the event the Company defaults on the payment of the note, the Company will be required to pay interest at the rate of 6% per annum.

On January 10, 2006, the Company issued a second convertible promissory note of $9,691 in exchange for additional revenue rights acquired from Feed Me Sports Inc. pursuant to exemption from registration under Regulation S. The note was payable on January 10, 2007, and is subject to the same terms and conditions as noted above. During the period ended December 31, 2009 interest of $581 (2008 - $583) has been accrued.

On January 21, 2008, the Company issued 11,000,000 shares of common stock at $0.0001 per share to the President of the Company for cash proceeds of $1,100.  The shares were issued pursuant to exemption from registration under Regulation S and Regulation D.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit	Description	Location

3.1	Articles of Incorporation of Mobilized Entertainment, Inc.	Incorporated by reference to Exhibit 3.1 of the Company's Form S-1 filed August 4, 2009.

3.1a	Amendment to Articles of Incorporation of Mobilized Entertainment, Inc.	Incorporated by reference to Exhibit 3.1a of the Company's Form S-1/A filed August 11, 2010.

3.2	Bylaws of Mobilized Entertainment, Inc.	Incorporated by reference to Exhibit 3.2 of the Company's Form S-1/A filed August 11, 2010.

4.1	Specimen of Mobilized Entertainment, Inc. Common Stock Certificate	Incorporated by reference to Exhibit 4.1 of the Company's Form S-1/A filed August 11, 2010.

4.2	Rights of Equity Holders as Defined by the Articles of Incorporation and Bylaws of the Company	Incorporated by reference to Exhibits 3.1 and 3.2.

4.3	Convertible Note to Feed Me Sports, Inc.	Incorporated by reference to Exhibit 4.3 of the Company's Form S-1/A filed August 11, 2010.

5.1	Opinion of James Vandeberg	Attached.

21.1	Subsidiaries of the Company	Incorporated by reference to Exhibit 21.1 of the Company's Form S-1/A filed August 11, 2010.

23.1	Consent of James Vandeberg	Included in attached Exhibit 5.1.

23.2	Consent of Accountant	Attached.

Financial Statements

The Financial Statements are included herein.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

(ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of California or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on September 20, 2010.

Mobilized Entertainment, Inc.

/s/ Kevin Day
By: Kevin Day
Its: Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer , Controller, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated,

/s/ Kevin Day
By: Kevin Day
Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer , Controller, and Director
September 20, 2010

APPENDIX A

SHAREHOLDERS OF FEED ME SPORTS INC.

First Name	Last Name	Shares
Hilary	Allen	194,815
Leslie	Anderson	26,667
John	Bae	5,000
Lisa	Massaroni	11,111
Anita	Bell	17,407
Jody	Bent	7,407
Mike	Bird	85,334
Robert Boyd	Brearley	16,667
Dawn	Carey	53,047
Kevin	Day	100,000
John	Donato	17,407
Gina	Emrich	8,333
A.	Giacomodonato-Stabile	10,000
David	Gilbert	10,167
Spencer	Gilbert III	10,167
Daniel	Goodwill	180,000
Warren	Groom	10,000
Darrell Alan	Hancock	253,041
Maria	Karpiel	15,000
Shamit	Khosla	5,000
Derek	Kikuchi	3,111
Jodee	Kirk	7,407
Susan	Koeltz	197,407
Susan	Latremoille	40,000
Robin	Lewis	180,000
Lauren K.	Mathews	5,000
John	McDonald	4,167
Jonathan	Muir	10,000
Michelle	Nemy	130,000
Robert	Nemy	6,250
Lana	Nero	425,769
John	Nero	8,333
Andy	Nero	101,667
John	Newell	4,167
Anne	O'Farrell	264,815
Signe	Orgil	74,074
Yaron	Orgil	11,111
Frank	Ortencio	6,481
Rose	Pacilli	8,333
Joseph Anthony	Papia, Trustee of the Joseph Anthony Papia living trust	21,468
Jake	Poulstrup	4,167
Noelle	Ramey	10,000
Adrienne L.	Rands	5,000
David	Repole	16,667
Royden	Ritz	33,334
John	Robson	5,000
James	Russell	33,334
Corbin	Saleken	5,000
Geoffrey	Scales	15,000
Lily	Khosla	5,185
Sherry Thaxter-Smith & Darren Smith JTTEN	Smith	6,481
Scott Smith & Robin Cheiken JTTEN	Smith	6,481
John	Stergiu	29,630
John Stergiu & Christine Stergiu JTTEN	Stergiu	6,481
Luigi	Testani	10,000
John	Vennare	12,500
Robert R.	Wilson	5,000
Bottle Green Drinks Company (Canada) Inc.		5,000
Oljaca Holdings LTD.		12,444
Ellis International		12,500
		2,785,334